Exhibit 4.5

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made effective as of June 24th, 2014 (“Effective Date”) by and between on the one hand TTFactor Srl (“LICENSOR”) having registered offices in Via Ripamonti n 435, Milan, Italy on behalf of Istituto Europeo di Oncologia (“IE0”) and Fondazione Firc per l’Oncologia Molecolare (“IFOM”) and separately, Universita’ degli Studi di Milano, having registered offices in Via Festa del Perdono n 7, Milan, Italy (“University of Milan”) and on the other hand Tiziana Life Sciences PLC, a UK company having an office at 18 South Street, Mayfair, London, UK W1K 1DG (“Licensee”). LICENSOR and Licensee are each hereafter referred to individually as a “Party” and together as the “Parties,”

WHEREAS, Licensee desires to obtain an exclusive license to patents owned or controlled by LICENSOR, along with any associated know-how and biologic materials or other technology relating to the projects outlined herein and on Exhibit 2 attached hereto in order to research, develop and commercialize products and services;

WHEREAS, LICENSOR desires to grant an exclusive license to Licensee under LICENSOR’s rights to such patents upon the terms and conditions set forth herein and LICENSOR has the full right title and interest (from IEO, IFOM and University of Milan) to grant such exclusive License to Licensee;

WHEREAS, Licensee would also like to engage LICENSOR to conduct research at their place(s) of employment to create or enhance technologies to assist in Licensee’s development and commercialization of products and services, and LICENSOR wishes to perform such research to produce results of mutual interest to LICENSOR and Licensee; and

WHEREAS, LICENSOR acknowledges that certain payments in connection with the research and with the milestones and royalties as described herein, shall be paid directly to LICENSOR and LICENSOR is responsible for making any payments that LICENSOR is obligated to pay to IEO, IFOM and University of Milan,

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

I. DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings specified below or elsewhere herein.

1.1. “Affiliate” means any Person who directly or indirectly controls or is controlled by or is under common control with another Person. A Person shall only be considered an Affiliate during the duration of such control. For purposes of this definition, “control” or “controlled” means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest, in the case of any other type of legal entity, or status as a general partner in any partnership, or the contractual right to control the election of directors or direct the affairs of any Person.

1.2, “Confidential Information” means with respect to a Party (the “Receiving Party”), all information that is (i) disclosed by the other Party (the “Disclosing Party”) to the Receiving Party; and (ii) would be reasonably understood from notices or legends, the nature of such information itself or the circumstances of such information’s disclosure to be confidential by a reasonable person familiar with the applicable industry; provided, however, that Confidential Information shall not include information that the Receiving Party can demonstrate by its records or other suitable documentary evidence, (a) as of the date of disclosure is demonstrably known to the Receiving Party or its Affiliates other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (d) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party. Research Results constitutes the Confidential Information of both Licensee and LICENSOR subject to LICENSOR’s obligations under Section 2.3 with respect to publication of such Research Result.

1.3. “Cover” (in all its verb and adjectival forms, such as “Covered” and “Covers”) means (a) with respect to Valid Claims in an issued patent, that, in the absence of a license, the use, sale, or manufacture of the product in question would infringe such Valid Claim or (b) with respect to a Valid Claim in a pending application, that, in the absence of a license, the use, offer for sale, sale, importation or manufacture of the product in question would infringe such Valid Claim, should such claims issue substantially as published.

1.4. “Field” means all uses covered by the Licensed Patents, including without limitation the fields of diagnostics and therapeutics.

1.5. “First Commercial Sale” means, on a country-by-country basis, the date of the first arm’s length transaction, transfer or disposition for value by or on behalf of Licensee or any Affiliate or Sublicensee of Licensee to a Third Party of a Licensed Product after the granting of all regulatory approvals, and marketing authorizations. First Commercial Sale excludes any sale or other distribution for use in a clinical trial or other development activity, or for compassionate use or on a named patient basis.

1.6. “Improvement” means any improvement, enhancement or modification of or to any technology claimed in the Licensed Patents, and or discovery concerning any development, manufacture, use or testing of any technology claimed or described in the Licensed Patents made in the performance of the research.

1.7. “Indemnitee” means an LICENSOR Indemnitee or a Licensee Indemnitee, as applicable.

1,8. “LICENSOR Indemnitees” means LICENSOR, its Affiliates and the directors, officers, employees and agents of LICENSOR and its Affiliates.

1.9. “Licensed Patents” means

(a) all patents and applications conceived as a result of the Sponsored Research under Project A, as follows:

(Project A) The use of 20 (twenty) defined stem cell markers (the so called “Top 20”) for patient stratification in breast cancer.

(b) any United States and foreign patent applications claiming priority from (a) above, all substitutions, continuations, continuations-in-part (to the extent these claim priority to the above-identified patent applications), divisionals, renewals, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, and patents of addition with respect to (a) above, and

(c) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) and/or (b) above. For the avoidance of doubt, Licensed Patents shall include any inventions that result from Project A that may have therapeutic uses.

1.10. “Licensed Product” means any product or service, the manufacture, use, sale, importation or performance of which is covered by a Valid Claim of the Licensed Patents (including without limitation any diagnostic or therapeutic product covered by a Valid Claim of the Licensed Patents).

1.11, “Net_Sales” Net Sales are the gross invoiced sales price for all Licensed Products sold by or on behalf of Licensee, its Affiliates or Sublicensees to third parties during each calendar quarter (excluding sales or dispositions at or below cost, including for use in patient assistance programs or for use in clinical trials or other scientific testing or reasonable quantities of samples), less the following amounts incurred or paid by Licensee or its Affiliates or Sublicensees during such calendar quarter with respect to sales of Licensed Products regardless of the calendar quarter in which such sales were made:

(a) trade, cash and quantity discounts or rebates;

(b) credits or allowances;

(c) any charges for insurance, freight, and other transportation costs directly related to the delivery of Licensed Product to the extent included in the invoiced sales price;

( ) any tax, tariff, duty or governmental charge levied on the sales, transfer, transportation or delivery of a Licensed Product, other than franchise or income tax of any kind whatsoever;

(e) any import or export duties or their equivalent borne by the seller. Net Sales shall not include sales or transfers between Licensee and its Affiliates or Sublicensees. Net Sales by Sublicensees or their Affiliates may be calculated using the deductions set forth in the applicable sublicense agreement instead of the deductions set forth above, so long as such deductions are commercially reasonable.

If a Licensed Product is sold in combination with another active ingredient or component having independent therapeutic effect or diagnostic utility, then Net Sales, for purposes of determining royalty payments on the combination, shall be calculated using one of the following alternative methods: (x) by multiplying the Net Sales of the combination by the fraction A/A+B, where A is the gross selling price, during the royalty paying period in question, of the Licensed Product sold separately, and B is the gross selling price, during the royalty period in question, of the other active ingredients or components sold separately, provided that in no event will Net Sales be reduced by more than twenty five percent (25%); or (y) if no such separate sales are made of the Licensed Product or any of the active ingredients or components in such combination package during the royalty paying period in question, Net Sales, for the purposes of determining royalty payments shall be calculated using the above formula where A is the commercial value, as reasonably estimated by Licensee, of the Licensed Product sold separately and B is the commercial value, as reasonably estimated by Licensee, of the other active ingredients sold separately, provided that in no event will Net Sales be reduced by more than twenty five percent (25%).

1.12. “Person” means any individual, corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, or any other entity or body.

1.13. “Research Plan” means the research plan attached as Exhibit 2 hereto.

1.14. “Research Results” means all data, test results, laboratory notes, techniques, know-how, and any other research results resulting or obtained from performance of the Research Plan.

1.15. “Royalty Term” means, with respect to each Licensed Product, the period of time beginning on the First Commercial Sale of such Licensed Product in a country following the receipt of applicable regulatory approval with respect to such sale of such Licensed Product in such country and continuing on a country-by-country and product-by-product basis until the expiration of the last Valid Claim of the Licensed Patents which Covers the sale of such Licensed Product in such country.

1.16. “Sublicense Revenue” means all considerations received by Licensee or its Affiliates from Sublicensees on account of sale of Licensed Products. Sublicense Revenue will not include: (a) if Licensee collaborates on research and/or development with such a Sublicensee, amounts paid by such Sublicensee as reimbursement for research and development costs incurred under such Sublicense with respect to Licensed Products; (b) bona fide loans; (c) reimbursement for clinical trial costs and expenses with respect to

Licensed Products incurred after the execution of such Sublicense; (d) equity investment in Licensee to the extent such investments reflect the fair market value of such equity (any amounts paid in excess of fair market value shall be deemed Sublicense Revenue); (e) amounts paid for supplies of Licensed Products or other tangible materials, or that are otherwise paid in reimbursement of costs or expenditures, whether incurred before or after the date of the relevant sublicense agreement; (0 upfront fees and milestone payments; and (g) withholding taxes or other amounts actually withheld from the amounts received. Sublicense Revenue shall not include amounts received in connection with a merger, consolidation or sale of all or substantially all of the business or assets of Licensee to which this Agreement relates.

1.17. “Sublicensee” means any Third Party to whom Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement.

1.18. “Third Party” means any person or entity other than Licensee, LICENSOR and their respective Affiliates.

1.19. “Valid Claim” means a claim in an issued, unexpired patent or in a pending patent application within the Licensed Patents that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding. Notwithstanding the foregoing, if a claim of a pending patent application within the Licensed Patents has not issued as a claim of a patent within the four (4) years after the date of issuance of the first substantive patent office action considering the patentability of such claim by the relevant patent office in such country or territory within the Licensed Patents, such claim shall not be a Valid Claim for the purposes of this Agreement, unless and until such claim issues as a claim of an issued patent (from and after which time the same shall be deemed a Valid Claim subject to clauses (a) through (d) above).

1.20. Additional Definitions. Each of the following terms shall have the meaning described in the corresponding section of this Agreement indicated below:

Term	Section
Agreement	Introduction
LICENSOR	Introduction
Licensee	Introduction
Effective Date	Introduction
Indemnifying Party	10.2
Party and Parties	Introduction
Reasonable Opportunity	7.3
SR	5.1
Term	11.1

2. LICENSE GRANT

2.1. License. LICENSOR hereby grants to Licensee and its Affiliates a worldwide, exclusive license (even as to LICENSOR), including the right to grant sublicenses, under the Licensed Patents and under LICENSOR’s right, title and interest in and to Improvements, for Licensee and its Affiliates to research, develop, make, have made, use, offer for sale, sell, have sold and import Licensed Products for any and all uses in the Field, subject to the terms and conditions of this Agreement, The foregoing includes the right to employ Third Party distributors to sell Licensed Products and Third Party contract manufacturers to make Licensed Products, neither of which shall be construed as a sublicense.

2.2, Sublicenses. Licensee will be entitled to grant sublicenses under rights granted under the License Agreement to third parties provided that such sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of the License Agreement and that such sublicense may only be made for consideration in a bona-fide arm’s length transaction, including a bona fide royalty on Net Sales by sublicensee. Licensee shall furnish Licensor with a fully executed copy of any sublicense agreement, promptly after its execution. Any act or omission by a sublicensee that would have constituted a breach of the License Agreement had it been an act or omission by Licensee shall constitute a breach of the License Agreement. Without limiting the foregoing, Licensee shall (a) cure such breach or (b) enforce its rights by terminating such sublicense agreement.

2.3. Reservation of Rights. LICENSOR shall retain the right for IFOM, IEO and University of Milan to practice the Licensed Patents and Improvements for internal research purposes only and in research collaboration with other non-profit academic institutions only, including clinical research, but not for any commercial purpose. TTF, IEO, IFOM and University of Milan acknowledge that publication before patent filing and unauthorized distribution of proprietary reagents and biologic materials may compromise the intellectual property generated under the Sponsored Research. IEO, IFOM and University of Milan retain the right to publish the results of the Sponsored Research, pending the obligations to provide Licensee with a copy of the manuscript at least 30 days ahead of publication. In addition, TTF, IEO, IFOM and University of Milan agree that distribution of proprietary reagents and biologic materials will only occur under a Material Transfer Agreement (the form of which is attached as Exhibit 3). LICENSOR shall not license, authorize or grant any Affiliate or any Third Party the right to make, have made, use, offer for sale, sell, have sold and/or import Licensed Products.

2.4, Sharing of Information. LICENSOR will provide Licensee access to and the right to use solely for the purpose of developing, making, having made, using and selling Licensed Products any information, technology or know-how controlled by Pier Paolo Di Fiore and persons working for hint relating to the Licensed Product and Licensed Patents which is necessary or useful in enabling Licensee to practice and fully exploit the Licensed Patents in the Field, or which relates to the development, manufacture, use or sale of a Licensed Product, in accordance with the terms of the Agreement.

2.5. No Other Grant of Rights. Except as expressly provided herein, nothing in this Agreement will be construed to confer any ownership interest, license or other rights upon Licensee by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of LICENSOR, IEO, IFOM, or the University of Milan, or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Licensed Patents or Improvements.

3. DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCTS.

3.1. Authority. As between the Parties, Licensee shall have full control and authority over the research, development (including regulatory matters) and commercialization of Licensed Products in the Field worldwide.

3.2. Diligence. Licensee will, itself or through its Affiliates or Sublicensees, at all times exercise commercially reasonable efforts to commercialize one or more Licensed Products at a level of effort and resources that is consistent with the effort which it would apply to a product of comparable potential at a comparable stage of development resulting from its own development programs, such commercially reasonable efforts to include the milestones on Exhibit 1.

4. PAYMENTS

4.1. Milestone Payments. Subject to the terms and conditions of this Agreement, Licensee shall pay LICENSOR within thirty (30) calendar days of the first achievement of each of the following milestone events for the first Licensed Product that achieves the corresponding milestone event, per each project Field. For clarity, each milestone payment shall be payable only once per each project Field.

Milestone Event	Milestone Payment

(i) Upon Completion of Development of a commercial test (“Completion of Development” means first filing for pre-IDE, 510 (K) or other equivalent regulatory step with the FDA or other regulatory authority).

50,000 Euros

(ii) First Commercial Sale of the Product identified in (i) above, Licensed.	100,000 Euros

(iii) upon first regulatory approval in the USA or any other Major Market.	150,000 Euros

Licensee shall notify LICENSOR in writing within thirty calendar (30) days following the achievement of each milestone described in Section 4.3.1, and shall make the appropriate milestone payment within thirty calendar (30) days after the achievement of such milestone.

4.2. Royalty Payments.

4.2.1. Royalty Rates. Subject to the other terms of this Agreement (including the remainder of this Section 4.2), Licensee shall pay to LICENSOR, on a quarterly basis, a royally of (i) on Licensed Product-by-Licensed Product basis, one and one-half percent (1.5%) of Net Sales by Licensee and by Licensee Affiliates for each country as to which the Royalty Term remains in effect; and (ii) fifteen percent (15%) of Sublicense Revenue received from Sublicensee for each country as to which the License Agreement is effective.

4.2.2. Third Party Royalty Offset. The royalty paid to LICENSOR under Section 4.2.1 shall be reduced by the amount of any royalty that Licensee or any Affiliate or Sublicensee (as applicable) pays to a Third Party under licenses to a patent owned by such Third Party that such party reasonably determines to be necessary in order to research, develop, manufacture, use or sell a Licensed Product in a given country, provided that in no event shall the royalty payments to Licensor with respect to Licensed Products be reduced by more than twenty-five percent (25%) of the amount otherwise due.

4.2.3. One Royalty. Only one royalty shall be payable to LICENSOR hereunder for each sale of a Licensed Product.

4.3. Payment Terms.

4.3.1. Payment of Royalties. Licensee shall make any royalty payments owed to LICENSOR hereunder in arrears, within ninety (90) days from the end of each quarter in which such payment accrues. Each royalty payment shall be accompanied by a report for each country in which sales of Licensed Products occurred in the calendar quarter covered by such statement, specifying: the gross sales (if available) and Net Sales in each country’s currency; the applicable royalty rate under this Agreement; the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Net Sales in accordance with Licensee’s accounting practices; the applicable exchange rate to convert from each country’s currency to United States Dollars; and the royalties payable in United States Dollars.

4.3.2. Accounting. All payments hereunder shall be made in United States dollars. Conversion of foreign currency to United States dollars shall be made in the same manner as Licensee converts all of its other revenues, provided that (a) such manner is consistent with United States generally accepted accounting principles, and (b) the exchange rates employed arc those quoted by a reputable source, such as a recognized money center bank such as JP Morgan, Bank of America or an equivalent, OANDA.com, or the Wall Street Journal.

4.3,3. Tax Withholding; Restrictions on Payment. All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes and interest and penalties thereon (to the extent applicable). Licensee shall make any applicable withholding payments due on behalf of LICENSOR and shall provide LICENSOR with such written documentation regarding any such payment as available to Licensee relating to an application by LICENSOR for a foreign tax credit for such payment with the United States Internal Revenue Service. LICENSOR shall provide all information necessary to determine if withholding taxes are applicable.

4.4. Records Retention by Licensee; Review.

4.4.1. Royalty Records. Commencing as of the date of First Commercial Sale of the first Licensed Product hereunder, Licensee and its Affiliates and Sublicensees shall keep for at least three (3) years from the end of the calendar year to which they pertain complete and accurate records of sales by Licensee or its Affiliates and Sublicensees, as the case may be, of each Licensed Product, in sufficient detail to allow the accuracy of the payments hereunder to be confirmed.

4.4.2. Review. Subject to the other terms of this Section 4.4, at the request of LICENSOR, which shall not be made more frequently than once per calendar year during the Term, and upon at least thirty (30) days’ prior written notice from LICENSOR, and at the expense of LICENSOR (except as otherwise provided herein), Licensee shall permit and shall use its best effort to cause its Affiliates and Sublicensees to permit, an independent certified public accountant selected by LICENSOR and reasonably acceptable to Licensee to inspect (during Licensee’s or its Affiliates’ or Sublicensees’, as applicable, regular business hours) the relevant records required to be maintained by Licensee under Section 4.4. In every case the accountant must have previously entered into a confidentiality agreement with both Parties substantially similar to the provisions of Article 6 and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purpose of verifying royalties payable to LICENSOR hereunder. Results of any such review shall be binding on both Parties absent manifest error. LICENSOR shall treat the results of any such accountant’s review of Licensee’s records as Confidential Information of Licensee subject to the terms of Article 6. If any review reveals a deficiency in the calculation and/or payment of royalties by Licensee, then (a) Licensee shall pay LICENSOR the amount remaining to be paid, and (b) if such underpayment is by ten percent (10%) or more for any twelve (12) month consecutive period, then Licensee shalt reimburse LICENSOR for its reasonable out-of-pocket costs and expenses incurred in performing the review.

6.2. Limited Disclosure and Use. Each Party may disclose the other Party’s Confidential Information to any of its officers, employees, consultants, agents or Affiliates, or in the case of Licensee, Sublicensees, if and only to the extent necessary to carry out its rights and responsibilities under this Agreement. Such disclosures shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to the extent any such persons receiving the other Party’s Confidential Information are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except regard permitted by this Agreement. LICENSOR and Licensee each agree not to disclose or transfer the other Party’s Confidential Information to any Third Parties under any circumstance without the prior written approval from the other Party, except as otherwise required by law, and except as otherwise expressly permitted under this Article 6 or elsewhere in this Agreement. Each Party shall take such action, and shall cause its Affiliates, and in the case of Licensee, Sublicensees, to take such action, to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, using, in all such circumstances, not less than reasonable care. Each Party, upon the request of the other Party, will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, in such Party’s possession within sixty (60) days of such request or, if earlier, the termination or expiration of this Agreement; provided however, that a Party may retain (a) any Confidential Information of the other Party relating to any license that is still in force hereunder or which expressly survives such termination, and (b) one (1) copy of all other Confidential Information in inactive archives solely for the purpose of establishing the contents thereof.

6.3. Terms of Agreement. The terms of this Agreement constitute each Party’s Confidential Information; provided, however, that either Party may disclose the terms of this Agreement (a) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) in confidence to its attorneys, accountants and other fiduciaries, and (c) to any acquirers, potential acquirers, investors, prospective investors, lenders and other potential financing sources who are obligated by contract to keep such information confidential.

6.4. Research Results. During the period set out at art. 5.1 above (four - 4 - years) and for two (2) years thereafter, LICENSOR shall keep confidential, and shall cause its employees, consultants (including academic collaborators, CROs and manufacturers), professional advisors, and Affiliates to keep confidential, all Research Results and shall not disclose any of the Research Results to a Third Party or use the Research Results on behalf of a Third Party without Licensee’s prior written consent, except as expressly set forth in Section 2.3 and the remainder of this Section. If LICENSOR wishes to publish any Research Results, LICENSOR provide Licensee with a copy of the manuscript at least 30 days ahead of publication.

5. SPONSORED RESEARCH

5.1. Research Plan. LICENSOR will cause IEO to use reasonable efforts to perform the research according to the Research Plan attached hereto as Exhibit 2. The Parties acknowledge that the Sponsored Research scope of work may be amended by the Parties from time to time (“SR”). Licensee will fund SR as follows: Licensee shall pay TTF for sponsored research (SR) over four (4) years for the following project, as follows:

Project A: The use of 20 (twenty) defined stem cell markers (the so called “Top 20”) for patient stratification in breast cancer.

Licensee will fund 150,000 Euros for Project A per year, starting from the Effective Date, automatically renewable for up to 4 years, pending milestones evaluation at the end of each annual financing period, whereby the sponsored research funding shall be renewed automatically for Project A if the milestones for Project A are met, such milestones as set forth on Exhibit 2. The Sponsored Research payments are contingent on continuous affiliation with Professor Di Fiore at IEO. Payments for each project year will be made in two equal installments (each of 50% of the total payment for such year), as follows: the first installment will be made at the beginning of such project year (with the payment for the first project year being made within thirty (30) days of the Effective Date); and the second installment will be made six months after the beginning of such project year.

6. TREATMENT OF CONFIDENTIAL INFORMATION

6.1. Confidential Obligations, LICENSOR and Licensee each recognize that the other Party’s Confidential Information constitutes highly valuable and proprietary confidential information. LICENSOR and Licensee each agree that during the Term and for ten (10) years thereafter, it will keep confidential, and will cause its employees, consultants (including academic collaborators, CROs and manufacturers), professional advisors, Affiliates and, in the case of Licensee, Sublicensees to keep confidential, all Confidential Information of the other Party. Neither LICENSOR nor Licensee nor any of their respective employees, consultants, Affiliates or, in the case of Licensee, Sublicensees, shall use any Confidential Information of the other Party for any purpose whatsoever other than exercising any rights granted to it or reserved by it hereunder or as expressly permitted in this Article 6. Licensee may disclose LICENSOR’s Confidential Information to the extent such disclosure is reasonably necessary to file and prosecute patent applications and/or maintain patents which are filed or prosecuted in accordance with the provisions of this Agreement, or to obtain any authorization to conduct clinical studies or any regulatory approval for Licensed Products. Each Party may disclose the other Party’s Confidential Information as reasonably necessary to file, conduct or defend litigation in accordance with the provisions of this Agreement or comply with applicable laws, regulations or court orders; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed,

6.5, Press Release. The Parties shall, immediately upon the Effective Date, diligently work together to draft a mutually agreeable press release announcing the execution of this Agreement, and shall publish such press release in a mutually agreeable manner.

7. FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

7.1. Prosecution Control. For purposes of this Article 7, the right to control prosecution of a Patent Right shall include the right to control preparing, filing, and prosecuting patent applications therefor, and obtaining and maintaining any resulting patents, including the conduct of interferences, the defense of oppositions and other similar proceedings with respect to a patent.

7.2. Patent Prosecution. Licensee shall, at its expense, and using attorneys of its choice, assume control of the prosecution of the Licensed Patents, subject to the provisions of this Article 7. Licensee shall prosecute the Licensed Patents in good faith. If Licensee decides not to prosecute or maintain any Patent Right within the Licensed Patents, then Licensee shall provide LICENSOR with written notice of such decision prior to the deadline for taking any action for such Patent Right or the date on which the abandonment of any such Patent Right would become effective, whichever is earlier, If Licensee does not wish to continue prosecution of a case or decides not to file in a particular country, then LICENSOR may do so at LICENSOR’s own cost.

7.3. Right of Review and Comment. Licensee shall consult with LICENSOR regarding the prosecution of the Licensed Patents by using commercially reasonable efforts to provide LICENSOR a Reasonable Opportunity to review and comment on all proposed submissions to any patent office before submission, where “Reasonable Opportunity” means that LICENSOR shall receive from Licensee or patent counsel true copies of all documents relating to filing, registration, prosecution, and maintenance of patent applications and patents within the Licensed Patents as soon as reasonably practical after Licensee has received such documents and materials. Licensee shall consider in good faith LICENSOR’s comments concerning such documents and materials that it timely receives.

7.4. Ownership. The Parties agree that ownership (i.e., the assignee patent applicant) of the inventions resulting from the Sponsored Research shall stem from inventorship and allocation of ownership shall be governed by the agreement between TTF and IEO and IFOM, and University of Milan.

8. PATENT ENFORCEMENT

8.1. Notice of Infringement. If, during the Term, either Party learns of any actual, alleged or threatened infringement by a Third Party of any Licensed Patents, such Party shall promptly notify the other Party and shall provide the other Party with available evidence of such infringement.

8.2. Infringement of Patent Rights. Licensee shall have the first right (but not the obligation), at its own expense and with legal counsel of its own choice, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Licensed Patents by any product or service that competes with a Licensed Product, as reasonably determined by Licensee. LICENSOR shall take all actions necessary to assist Licensee in any suit, including joining in such suit as a party if legally required, at Licensee’s expense. LICENSOR shall have the right, at its own expense, to be represented in any such action by counsel of LICENSOR’s own choice; provided, however, that the foregoing shall not affect the right of Licensee to control the suit as described in this Section. If Licensee exercises its right to sue, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensor shall receive an amount equal to ten percent (10%) of such funds and the remaining ninety percent (90%) of such funds shall be retained by Licensee. If Licensee does not take action in the prosecution, prevention, or termination of any infringement and has not commenced negotiations with the infringer for the discontinuance of said infringement, within ninety (90) calendar days after receipt of notice to Licensee by Licensor of the existence of an infringement, Licensor may elect to do so. Should Licensor elect to bring suit against an infringer Licensee shall take all actions necessary to assist Licensor in any suit, including joining in such suit as a party if legally required, at Licensor’s expense. If Licensor exercises its right to sue, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensee shall receive an amount equal to ten percent (10%) of such funds and the remaining ninety percent (90%) of such funds shall be retained by Licensor.

9. REPRESENTATIONS AND WARRANTIES

9.1. LICENSOR Representations. LICENSOR represents, warrants and covenants to Licensee that:

(a) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate LICENSOR corporate action (including each of IEO, IFOM and University of Milan);

(b) this Agreement is a legal and valid obligation binding upon LICENSOR (including each of IEO, IFOM and University of Milan) and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which LICENSOR (including each of IEO, IFOM and University of Milan) is a party or by which it is bound;

(c) LICENSOR (including each of IEO, IFOM and University of Milan) has the full right and legal capacity to grant the rights granted to Licensee hereunder;

(d) the Licensed Patents have been properly filed and prosecuted as of the Effective Date;

(e) LICENSOR (collectively meaning EO, IFOM and University of Milan) is the owner of entire right, title and interest in and to the Licensed Patents;

(f) as of the Effective Date, LICENSOR (including each of IEO, IFOM and University of Milan) has not licensed or transferred to any Person, including LICENSOR Affiliates, any rights under the Licensed Patents.

9.2. Licensee Representations. Licensee represents and warrants to LICENSOR that:

9.2.1. the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensee corporate action; and

9.2.2. this Agreement is a legal and valid obligation binding upon Licensee and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Licensee is a party or by which it is bound.

9.3. No Warranties. Except as expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES, OR AS TO THE SUCCESS OR LIKELIHOOD OF SUCCESS OF THE RESEARCH, DEVELOPMENT OR COMMERCIALIZATION OF LICENSED PRODUCTS UNDER THIS AGREEMENT, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

10. INDEMNIFICATION

10.1. Except with respect to matters for which Licensee is obligated to indemnify Licensor, as established below, neither party will be liable to the other with respect to the License. Licensor’s aggregate liability for all damages of any kind arising out of or relating to the License Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed the amounts paid to Licensor under the License Agreement

10.2. Licensee shall indemnify, defend and hold harmless the Licensor from and against any and all losses, damages, fees, expenses, settlement amounts and costs relating to or in connection with a third party claim arising out of: (a) any breach by Licensee of its representations, warranties or covenants made under the License Agreement; (b) any actual or alleged death, personal bodily injury or damage to real or tangible personal property claimed to result, directly or indirectly, from the possession, use or consumption of; or treatment with, the Licensed Product made or sold by or on behalf of Licensee or its affiliates or sublicensees, including any product liability claims; (c) an infringement of a third party’s intellectual property rights; (d) the performance of the sublicense agreements. Licensor cannot indemnify Licensee.

10.3. Indemnification Procedures, If any Licensor is seeking indemnification under Sections 10.1 or 10.2 from a Party (the “Indemnifying Party”), the Licensor shall notify the Indemnifying Party of such claim as soon as reasonably practicable after the Indemnitee receives notice of the claim, and the Indemnitee shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The indemnification obligations under this Article 10 shall not apply to any harm suffered as a direct result of any delay in notice to the Indemnifying Party hereunder, or to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnifying Party. The Indemnifying Party shall not unreasonably withhold or delay its consent to a settlement solely for monetary consideration that is proposed by the Licensor. The Licensor, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by Sections 10.1 or 10.2.

11. TERM AND TERMINATION

11.1. Term; Expiration. Unless earlier terminated in accordance with this Article, the term of this Agreement (the “Term”) shall commence as of the Effective Date and remain in force, on a Licensed Product-by-Licensed Product and country-by-country basis, until the Licensed Patents covering such Licensed Product expire.

11.2. Termination for Breach. Subject to the other terms of this Agreement, this Agreement and the rights granted herein may be terminated by either Party for the unremedied material breach by the other Party of any material obligation or condition hereof, provided that the breaching Party has not cured such breach within forty-five (45) days after the date of written notice to the breaching Party in the case of a payment-related material breach and one hundred twenty (120) days after the date of written notice to the breaching Party in the case of any other material breach, which notice shall describe such material breach in reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement pursuant to this Section or in the case of Licensee, its intention to either terminate this Agreement or elect its alternative remedy pursuant to Section 11.9. In the event there is dispute as to whether “an unremedied material breach” as set forth in this section, has occurred, the dispute shall be resolved first by mediation, and if necessary thereafter, by arbitration.

11.3. Termination for Bankruptcy. Either party may terminate this Agreement upon forty-five (45) days written notice in the case of bankruptcy, insolvency, dissolution, or winding up of the other Party.

11.4. Voluntary Termination. Licensee may terminate this Agreement at any time upon thirty (30) days’ notice to LICENSOR.

11.5. Effects of Expiration or Termination. Upon any termination of this Agreement, (i) as of the effective date of such termination all licenses granted by LICENSOR to Licensee under this Agreement hereunder shall terminate automatically; provided, however, that Licensee and its Affiliates and Sublicensees may sell Licensed Products in their inventory as of the effective date of such termination, subject to the payment of royalties under Section 4.2, and (ii) each Party shall return all Confidential Information of the other Party as required by Article 6.

11.6. Survival of Sublicenses. Notwithstanding anything to the contrary, no termination of this Agreement shall be construed as a termination of any sublicense of any Sublicensee, and thereafter each such Sublicensee shall be considered a direct licensee of LICENSOR, provided that (i) Licensee represents and warrants to LICENSOR that, to Licensee’s actual knowledge, as of the effective date of such termination, such Sublicensee is then in full compliance with all terms and conditions of its sublicense, (ii) such Sublicensee agrees in writing to assume all applicable obligations of Licensee under this Agreement.

11.7. Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 11 are in addition to any other relief and remedies available to either Party at law.

11.8. Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Articles and Sections 1 (Definitions), 4.4 (Records Retention by Licensee; Review), 6 (Treatment of Confidential Information), 9 (Representations and Warranties), 10 (Indemnification), 11.5 (Effects of Expiration or Termination), 11.6 (Survival of Sublicensees), 11.7 (Remedies), 11.8 (Surviving Provisions), and 12 (Miscellaneous) as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of the Term. Without limiting the generality of the foregoing, Licensee shall have no obligation to make any milestone or royalty payment to LICENSOR that has not accrued prior to the effective date of any termination of this Agreement.

11.9. Remedy in Lieu of Termination. In the event of termination by Licensee under Section 11.2 or 11.3 herein, Licensee will retain a perpetual, fully paid up, royalty free worldwide right and license to develop, make, have made, use and sell Licensed Products in the Field. The foregoing shall be without prejudice to any other right or remedy that may be available to Licensee under this Agreement or at law or in equity.

12. MISCELLANEOUS

12.1. Notices. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission (to be followed with written fax confirmation), (iii) sent by private courier service providing evidence of receipt, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the Parties are as follows:

If to LICENSOR:	Daniela Bellomo,
[REDACTED]

If to Licensee:	Tiziana Life Sciences 18 South Street, Mayfair London, UK W1K I DG Phone: Fax:

With a copy to:	Ivor Elrifi
COOLEY LLP
1114 Ave of the Americas
New York, NY 10036
[REDACTED]

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by the recipient, (iii) if sent by private courier, on the day such notice is delivered to the recipient, or (iv) if sent by registered or certified mail, on the seventy (7th) business day following the day such mailing is made.

12.2. Language. The Parties hereto have requested that this Agreement and any related documents be drafted in English, which shall be controlling for all purposes. Any translation of this Agreement or any part hereof into a language other than English is for convenience only, and only the original English language version of this Agreement, as it may be amended from time to time as permitted herein, shall have legal effect.

12.3. Governing Law. This Agreement will be construed, interpreted and applied in accordance with the laws of Italy (excluding its body of law controlling conflicts of law). The UN Convention for the International Sale of Goods shall not apply to this Agreement.

12.4. Venue. Any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement, whether before or after termination of this Agreement, shall be subject to the sole jurisdiction of, and venue in, the Court of Milan (Italian Jurisdiction). Licensee and LICENSOR each irrevocably consent to the jurisdiction of such courts, irrevocably waive any objection based on inconvenience of forum, and agree that process may be served in the manner provided herein for giving notices or otherwise as allowed by Italian or applicable federal law. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any Interim or provisional relief that is necessary or desirable to protect the rights or property of such Party.

12.5. Limitations. Except as expressly set forth in this Agreement, neither Party grants to the other Party any right or license to any of its intellectual property.

12.6. Entire Agreement; Amendment. This Agreement and the SR scope of work comprise the entire Agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof. No modification shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.

12.7. Waiver. The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

12.8. Headings. Article, section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

12.9. Assignment. Licensee shall have the right to assign all of its rights and obligations under the Agreement, without restriction and without any modification of any term of the Agreement, to (a) any Affiliate of Licensee, provided that Assignee agrees to assume the obligations of the definitive agreement or (b) the surviving entity in any merger or consolidation or to any entity to which it transfers all or substantially all of the portion of its business to which the Agreement pertains, provided that Assignee agrees to assume the obligations of the definitive agreement. Other than the foregoing right, neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred, in whole or part, by either Party without the prior express written consent of the other. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section shall be void. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

12.10. Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

12.11. Construction. The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable, and (d) all references to “days” means “calendar days” unless expressly stated to be “business days”, whether or not so expressly stated.

12.12. Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then-current applicable law from time to time in effect during the Term hereof, it is the intention of the Parties that such provision(s) be deemed to be severed from this Agreement and the remainder of this Agreement shall not be affected thereby. The Parties hereto agree to renegotiate any such severed provision in good faith in order to provide a reasonably acceptable, valid alternative to the severed provision, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

12.13. Status. Nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between the Parties.

12.14. Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.15. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

Tiziana Life Sciences PLC	TTFactor Srl

/s/ Gabriele Cerrone	/s/ Daniela Bellomo
Gabriele Cerrone	Daniela Bellomo
Chairman	Managing Director

/s/ Pier Giuseppe Pelicci
Pier Giuseppe Pelicci
President

UNIVERSITA’ DEGLI STUDI DI MILANO /s/Gianluca Vago
Gianluca Vago
Il Rettore

EXHIBIT 1 — LICENSEE DILIGENCE

I, Submission of a regulatory approval document for a Licensed Product to the FDA or equivalent regulatory document in another country within 48 months from the date of delivery of the deliverables set forth in the workplan for the relevant Sponsored Research for Project A.

2.

Approval for commercial distribution of a Licensed Product by the FDA or equivalent approval in another country within 60 months from the date of delivery of the deliverables set forth in the workplan for the relevant Sponsored Research for Project A.

3.	First Commercial Sale of the first Licensed Product within 66 months from the date of delivery of the deliverables set forth in the workplan for the relevant Sponsored Research for Project A.

In the event that these diligence milestones are not met due to a failure of Licensee to be diligent, then a six month extension on the above timelines shall be granted (and such’ further extensions as the parties may reasonably agree upon consistent with the spirit of this agreement). In the event that these diligence milestones are not met due circumstances out of the control of Licensee, then the parties shall negotiate in good faith an appropriate extension of the above timelines.

If after the foregoing extensions the milestones are not met, then the license to Licensee shall be revoked and all rights under this agreement and data shall revert to TTF and TTF shall assume all rights under this agreement to commercialize any Licensed Product. In the event that the license to Licensee is revoked and TTF commercializes, either on its own or through a licensee or assignee, a Licensed Product, then TTF shall pay to Licensee a royalty of 1.5% on Net Sales or 10% on sublicensee income on sales.

EXHIBIT 2 — RESEARCH PLAN AND DILIGENCE MILESTONES

Project A: The use of 20 (twenty) defined stem cell markers (the so-called “Top 20”) for patient stratification in breast cancer

The TOP20 genes have been defined based on our published expression profiles of breast stem cells, and further selected based on their levels of expression and likelihood of reduction into practice for patient stratification in breast cancer. They include: MMP1, CDC2, TOP2A, C6orf173, SFN, RACGAP1, EXOSC4, APOBEC3B, C17orf37, H2AFZ, ElF4EBPI, PHLDA2, MRPS23, H2AFJ, PUB, LY6E, NDUFB10, EPB41L5, NOL3, THOC4. In Yl, we will optimize conditions for detection of candidate stem cell markers by Q-PCR and immunohistochemistry (IHC) in formalin-fixed paraffin-embedded (FFPE) samples from breast cancer patients. In Y2, we will perform pilot studies to assess the value of the TOP20 stem cell marker genes. In Y3, we will extend validation of the selected antibodies for II-IC analysis and of the Q-PCR assays on large-scale breast cancer patient cohorts. In Y4, we will validate the TOP20-gene prognostic model (IHC and/or Q-PCR based) on a consecutive cohort of breast cancer patients. Please Note: During Yl, attempts will be conducted to reduce the “top 20” gene list, by identifying — with various statistical analysis — more restricted signatures (within the 20-gene list) capable of performing with comparable accuracy. The milestones indicated underneath refer to the characterization of the complete 20-gene list. If we will succeed in reducing the signature, the milestones will be automatically adjusted to reflect the new reduced signatures, and the excluded genes will be dropped from the sponsored research agreement.

Delivery Date	Milestones
End Y1	• Optimization of standardized protocols for extraction of genetic material from archival FFPE tissues.

• Q-PCR studies. Optimization of protocols for reliable detection of both low and high abundant markers by pre-amplification technology by Applied Biosystem/Life Technologies.

•   Q-PCR studies. Design of a custom 384-well plate for selection of Taqman probes for detection of the TOP20 stem cell marker genes on RNA from FFPE samples. We intend to include in this card two different Taqman assays (targeting distinct, short (60-80 bp) areas of the transcript) for each TOP20 gene and for genes comprised in the OncotypeDX signature (for internal comparison) to select the best performing assay per each gene.

•   IHC studies. Selection of specific antibodies for IHC of the TOP20 candidate stem cell markers in FFPE breast specimens. We predict to characterize 5 Abs in Y1, 8 Abs in Y2 and 7 Abs in Y 3. The successful completion of this Task is subject to the availability of commercial Abs that work in IHC. If Abs are unavailable (or do not work in IHC), contingencies plan will have to be prepared, which cannot be predicted at this stage.

• At the end of Yl the filing of IP might be considered.

End Y2

•   With the Abs characterized in Yl, we will perform IHC on a cohort of 20 breast patients, in order to asses if they can identify bona-fide Cancer Stem Cells (CSC) and their number in tumors correlates with different histological and clinical features.

• Q-PCR studies. Having completed the set-up phase in Year 1, we will run a pre-screening study to test the 384-well Q-PCR card on a limited number of FFPE tumor samples (same cohort as at the above point) to correlate expression levels of TOP20 genes with cancer stem cell content assessed by IHC, as well as with other relevant clinico-pathological parameters. Results of this pre-screening study will allow us to select the best performing TaqMan assays to be reduced into a clinical assay and therefore to design a miniaturized card in a suitable format.

End Y3	• Continuation of the Ab characterization for IHC (8 Abs as from milestones at end of Y1 ) .

•   Q-PCR studies. Analysis on case-control study group of up to 200 breast cancer patients by Q-PCR to prove prognostic significance of TOP20 stem cell genes and develop an algorithm for prognosis prediction of breast cancer patients.

• IHC analysis of validated antibodies (out of the 15 screened up to this point) against selected TOP20 genes on the same case-control study cohort as in above point.

• Continuation of the Ab characterization for IHC (7 Abs as from milestones end of Y1 ) .

End Y4	• Q-PCRstudies. Use of the TOP20-gene prognostic model by Q-PCR in the analysis of a large retrospective local (IE0) cohort of patients.

• IHC studies. Validation of the last 7 Abs (assuming that all them work in IHC) characterized in Y3 in the case-control study.

• IWHC studies. Validation of all Abs (or of the Abs that work in IHC out of the 20 Abs tested) on a consecutive cohort of breast cancer patients.

Please note that all human biological materials cited in these milestones are collected on behalf of the LEO, under IRB approval, and in obeyance with Italian legislation regarding privacy and biological materials and will be made available by LEO for no other purpose than executing the Sponsored Research workplan at IEO.

EXHIBIT 3 — FORM OF MATERIAL TRANSFER AGREEMENT

[RECIPIENT]

[TITLE]

[INSTITUTION]

[ADDRESS]

Date [                    1

Dear Dr. [                    ],

Further to your recent request, we are pleased to inform you that Dr. [IEO PROVIDER SCIENTIST] of the European Institute of Oncology (“IEO”) will release to the principal investigator [To be completed] (the “Principal Investigator”) at [TO BE COMPLETED] (“The Institute”) as stated in the First Schedule, the materials described in the Second Schedule to this letter (the “Materials”) subject to your acceptance of the following terms and conditions set out below.

Please, note that as per the Licensing and Operative Agreement entered into as of the 1 st July, 2010 by and between IEO, the FIRC Institute for Molecular Oncology (“IFOM”) and TTFactor S.r.l. (“TTF”), this agreement will be signed buy the duly representatives of TTF, acting in name and on behalf of IEO.

1.	Definitions

1.1 “Invention”	means any new and useful composition of matter, process, product of a process, or any new and useful improvement thereof (including without limitation, any potential human or animal therapeutic or diagnostic product) whether patentable or not, which is discovered, conceived, made, developed or reduced to practice solely or jointly by the Principal Investigator or any other employee of or person acting on behalf of, the Institute through research that used Materials, or to which the use of Materials made a contribution together with any and all intellectual property rights therein, including without limitation patent rights, know-how or trade secrets. Without limiting the foregoing,the discovery,identification,selection, characterisation of any gene or gene fragment, or homologue or orthologue thereof from any organism, including but not limited to a mouse, that is directly involved in the regulation of the or any protein that the expresses or is regulated by the or shall be deemed to constitute an Invention.

1,2 “Progeny”	means mice, including successive generations thereof, that have one or more of the mice provided as Materials as an ancestor,

1.3 “Research Field”	means use by the Principal Investigator and other employees of the Institute under the Principal Investigator’s direct supervision at the Institute, solely for the purposes of conducting non-commercial research. The Research Field excludes (i) any research where a Third Party acquires or is granted any right to acquire rights in any intellectual property generated through that research; (ii) the development of a library of mouse embryonic stem cells.

1.4 “Third Party”	means any entity other than IEO, TTF and the Institute

2.	The Principal Investigator and the Institute jointly and severally agree that:

2.1

the Materials shall be used solely for the non-commercial research purposes set out in the Second Schedule attached to this letter (the “Purpose”) and shall not be used other than in the Research Field.

2.2

both the Principal Investigator and the Institute shall abide by all relevant governmental regulations governing the use of the Materials and comply with all local regulations concerning experiments carried out in animals. The Principal Investigator and the Institute hereby indemnify IEO against any loss, claim, damage and any other liability; of whatever kind or nature, which may arise from or in connection with the use, handling, shipment or storage of the Materials by the Principal Investigator or the Institute.

2.3

both the Principal Investigator and the Institute shall take all necessary steps to ensure the safe keeping of the Materials and not allow them to become available, or make them available, to any persons other than those engaged in non-commercial research under the direct supervision of the Principal Investigator and located at the Institute.

2.4

neither the Principal Investigator nor the Institute shall release any Materials nor disclose any confidential information relating to the Materials or ariy data obtained from use of the Materials to any Third Party without the prior consent of Dr. PO PROVIDER SCIENTIST] at IEO, respectively.

2.5

both the Principal Investigator and the Institute shall ensure that those persons under the direct supervision of the Principal Investigator to whom the Materials are made available are made aware of and agree to be bound by the obligations in relation to the Materials set out in this letter.

2.6

should either the Principal Investigator or the Institute shall become aware that the Materials have fallen into the possession of a third party, or that they are being used for commercial purposes, he/she or it shall promptly notify IEO and provide 1E0 with full particulars thereof.

2.7

should either the Principal Investigator or the Institute be approached by a commercial third party expressing an interest in the Materials, the Principal Investigator or the Institute as the case may be shall direct their enquiries to IEO or its agent as directed by IEO and promptly notify IEO or their agents as directed by 1E0 of the name of that third party and the nature of their interest.

2.8	both the Principal Investigator and the Institute acknowledge that all rights in the Materials and Progeny vest absolutely in IEO.

2.9

IEO and/or any agent appointed by IEO shall have the right to commercially exploit the results and intellectual property arising from any Invention and both the Principal Investigator and the Institute shall, at IEO cost and expense, do or procure the doing of all acts necessary to vest full legal title to the aforesaid intellectual property in the IEO or their agents, as directed by IEO.

2.10	IEO has the right to request the transfer of any Material or Progeny to IEO at any time.

3.	Licence

3.1	IEO grants a non-exclusive, non-commercial licence, with no right to grant sub-licences, subject to the terms and conditions of this agreement for use of the Materials in the Research Field.

4.	Confidentiality

4.1

Any information provided to either the Principal Investigator or the Institute by IEO relating to the Materials shall at all times be treated in confidence and shall only be disclosed to those persons under your supervision who need to know, provided always that those persons are informed of and agree to be bound by the confidential nature of that information.

4.2	The terms and existence of this agreement shall be kept confidential.

5.	Inventions and Ownership

5.1

Any and all Inventions that arise from use of the Materials are hereby assigned to IEO. IEO or their agents, shall use reasonable commercial endeavours to exploit commercially any such inventions. In the event that such commercial endeavours generate income, the income received by IEO shall, after the deduction of IE0 and its agents costs, and third parties that collaborated or will collaborate to the generation of the Invention in proportion to be agreed among all the parties.

5.2

The Institute shall notify IEO as soon as any Invention has been made and shall on ISO’s request assist IEO or its appointed agent in the process of patenting such Invention, The Institute will not reveal any confidential information that may affect the patentability of any Invention without the prior authority of IEO or its appointed agents.

6,	Publication

6.1

Any proposed publication which names the Principal Investigator or any other employees of the Institute as an author and which includes experiments or results obtained from the use of the Materials shall be sent to [1E0 PROVIDER SCIENTIST] at IEO at least sixty (60) days prior to submission for publishing.

7.	Return of the Materials

7.1	The Institute and the Principal Investigator shall, immediately upon receiving a demand from IEO, return the Materials and/or any Progeny to IEO.

8.	Delivery of the Materials

8.1

[1E0 PROVIDER SCIENTIST] at IEO shall upon receipt of a signed copy of this agreement prepare the Materials requested for release and inform the Principal Investigator when they are ready for collection. The Principal Investigator shall arrange for collection of the Materials using a suitable carrier, having arranged the required shipping documentation and insurance at the Institute’s cost.

8.2	The Materials shall be deemed the responsibility of the Principal Investigator as soon as they have left their storage location at IEO.

9,	The terms of this agreement shall be governed by Italian law and any differences or disputes in relation to it shall be subject to the non-exclusive jurisdiction of the Court of Milan, Italy.

If you are willing to receive the Materials subject to the aforementioned terms and conditions, please sign both copies of this letter on the last page after the Schedules, returning one copy to us for our retention. On receipt of the signed letter we shall be pleased to arrange for the release of the Materials to you.

Yours sincerely,

Dr, Daniela Bellomo

General Manager

TTFactor s.r.l.

Acting in name and on behalf of

European Institute of Oncology

[IE0 PROVIDER SCIENTIST]

The First Schedule

Confirmation of Acceptance:

Signed by the Principal Investigator:

Signature:

Name:

Position:

Date:

Signed by an authorised signatory:

Signature:

Name:

Position:

Institute address:

Date:

The Second Schedule

The Materials

- [PLEASE COMPLETE THIS SECTION]

Purpose for use of the Materials

- [PLEASE CONIPLP	S SECTION]

Signed by an authorised signatory of the receiving institute:

Signature:

Name:

Position:

Institute address:

Date:

TERM SHEET

TIZIANA LIFE SCIENCES

AND

TTFACTOR S.R.L. (ON BEHALF OF IEO AND IFOM)

SUMMARY OF MAIN TERMS TO BE ESTABLISHED IN THE LICENSE AGREEMENT

APRIL 30, 2014

Parties	Tiziana Life Sciences, a UK company, (“Tiziana” or “Licensee”), having registered office at 18 South Street, Mayfair, London, UK W1K IDG, and TTFactor (“TTF” or “Licensor”), having registered office in Via Ripamonti n 435, Milan, Italy on behalf of Istituto Europeo di Oncologia S.r.l. (“IEO”) and Fondazione Firc per l’Oncologia Molecolare (“IFOM”).

License Agreement

By means of the License Agreement Licensor - acting also on behalf of the co-owner and possible co-licensor of the Licensed Patents as defined below, i.e. Universal degli Studi di Milano - will grant Licensee a worldwide exclusive license under the Licensed Patents (as defined below), with the right to grant sublicenses to arms-length third parties for bona tide market rate royalties, solely to develop, manufacture, use and sell Licensed Products (as defined below) for use in the fields established in the Research Plan to be attached to the License Agreement.

The Parties undertake to execute the License Agreement within sixty (60) calendar days of the date of execution of this Term Sheet, on the understandings that it shall be in line with the provisions set out herein. Any delays due to internal approval or signature collection processes typical to large non-profit organizations will not be considered cause for termination.

All provisions set out in this Term Sheet shall be reflected in the License Agreement.

Licensed Patents	Exclusive rights and interests in: (a) all patents and applications conceived as a result of the Sponsored Research under Project A as pointed out below; (c) any United States and foreign patent applications claiming priority from (a) and (b) above, all substitutions, continuations, continuations-in-part (to the extent these claim priority to the above-identified patent applications), divisional, renewals and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, and patents of addition with respect to (a) and/or (b) above; (d) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a), (b) and/or (c) above.

Licensed Products	Any product or service covered by a valid claim of the Licensed Patents (including without limitation any diagnostic or therapeutic product covered by a valid claim of the Licensed Patents).

Territory	Worldwide.

Duration	For each Licensed Product, from the date of execution of the License Agreement until the relating Licensed Patents expire.

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Milestones	Licensee shall pay Licensor within thirty (30) calendar days of the first achievement of each of the following milestone events for the first Licensed Product per each project field: (a) EUR 50,000 (fifty thousand) upon completion of development of a commercial test; (b) upon first commercial sale: EUR 100,000 (one-hundred thousand); (c) upon first regulatory approval in USA or in any other major market: EUR 150,000 (one-hundred fifty thousand).

Net Sales	Net Sales are the gross invoiced sales price for all Licensed Products sold by or on behalf of Licensee, its affiliates or sublicensees to third parties during each calendar quarter (excluding sales or dispositions at or below cost, including for use in patient assistance programs or for use in clinical trials or other scientific testing or reasonable quantities of samples), less the following amounts incurred or paid by Licensee or its affiliates or sublicensees during such calendar quarter with respect to sales of Licensed Products regardless of the calendar quarter in which such sales were made: (a) trade, cash and quantity discounts or rebates; (b) credits or allowances; (c) any charges for insurance, freight, and other transportation costs directly related to the delivery of Licensed Product to the extent included in the invoiced sales price; (d) any tax, tariff, duty or governmental charge levied on the sales, transfer, transportation or delivery of a Licensed Product, other than franchise or income tax of any kind whatsoever; (e) any import or export duties or their equivalent borne by the seller. Net Sales shall not include sales or transfers between Licensee and its affiliates or sublicensees. Net Sales by sublicensees or their affiliates may be calculated using the deductions set forth in the applicable sublicense agreement instead of the deductions set forth above, so long as such deductions are commercially reasonable. If a Licensed Product is sold in combination with another active ingredient or component having independent therapeutic effect or diagnostic utility, then Net Sales, for purposes of determining royalty payments on the combination, shall be calculated using one of the following alternative methods: (x) by multiplying the Net Sales of the combination by the fraction A/A+B, where A is the gross selling price, during the royalty paying period in question, of the Licensed Product sold separately, and B is the gross selling price, during the royalty period in question, of the other active ingredients or components sold separately, provided that in no event will Net Sales be reduced by more than twenty five percent (25%); or (y) if no such separate sales are made of the Licensed Product or any of the active ingredients or components in such combination package during the royalty paying period in question, Net Sales, for the purposes of determining royalty payments shall be calculated using the above formula where A is the commercial value, as reasonably estimated by Licensee, of the Licensed Product sold separately and B is the commercial value, as reasonably estimated by Licensee, of the other active ingredients sold separately, provided that in no event will Net Sales be reduced by more than twenty five percent (25%),

Royalties	Licensee shall pay to Licensor, on a quarterly basis, a royalty of (i) on a Licensed Product-by-Licensed-Product basis, one and one-half percent (1.5%) of Net Sales by Licensee and by Licensee Affiliates for each country as to which the Royalty Term remains in effect; and (ii) fifteen percent (15%) of Sublicense Revenues received from sublicensee for each country as to which the License Agreement is effective. The royalty paid to Licensor shall be reduced by the amount of any royalty that Licensee or any affiliate or

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sublicensee (as applicable) pays to a third party under licenses to a patent owned by such third party that such party reasonably determines to be necessary in order to research, develop, manufacture, use or sell a Licensed Product in a given country, provided that in no event shall the royalty payments to Licensor with respect to such Licensed Products be reduced by more than twenty-five percent (25%) of the amount otherwise due.

Sublicense Grant	Licensee will be entitled to grant sublicenses under rights granted under the License Agreement to third parties provided that such sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of the License Agreement and that such sublicense may only be made for consideration in a bona-fide arm’s length transaction, including a bona fide royalty on Net Sales by sublicensee. Licensee shall furnish Licensor with a fully executed copy of any sublicense agreement, promptly after its execution. Any act or omission by a sublicensee that would have constituted a breach of the License Agreement had it been an act or omission by Licensee shall constitute a breach of the License Agreement. Without limiting the foregoing, Licensee shall (a) cure such breach or (b) enforce its rights by terminating such sublicense agreement.

Sublicense Revenues	Sublicense Revenues consist of all consideration received by Licensee or its affiliates from sublicensees on account of the sale of Licensed Products, Sublicense Revenues will not include: (a) if Licensee collaborates on research and/or development with such a sublicensee, amounts paid by such sublicensee as reimbursement for research and development costs incurred under such Sublicense with respect to Licensed Products; (b) bona fide loans; (c) reimbursement for clinical trial costs and expenses with respect to Licensed Products incurred after the execution of such Sublicense; (d) equity investment in Licensee to the extent such investments reflect the fair market value of such equity (any amounts paid in excess of fair market value shall be deemed Sublicense Revenues); (e) amounts paid for supplies of Licensed Products or other tangible materials, or that are otherwise paid in reimbursement of costs or expenditures, whether incurred before or after the date of the relevant sublicense agreement; (t) upfront fees and milestone payments; and (g) withholding taxes or other amounts actually withheld from the amounts received. Sublicense Revenues shall not include amounts received in connection with a merger, consolidation or sale of all or substantially all of the business or assets of Licensee to which this Agreement relates.

Sponsored Research

TTF will cause IEO to use reasonable efforts to perform the research according to the Research Plan to be established and attached to the License Agreement and which will refer to the following Projects:

•   Project A: The use of 20 (twenty) defined stem cell markers (the so-called “Top 20”) for patient stratification in breast cancer.

Tiziana will fund EUR 150,000 (one-hundred fifty thousand) for Project A per year, starting from the date of execution of the License Agreement, automatically renewable for up to 4 years if milestones (to be established for each project and attached to License Agreement) are met. The Sponsored Research payments are contingent upon continuous affiliation with Professor Di Fiore at IEO.

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Improvements and inventions

TTF will offer any inventions or improvements on Project A to Tiziana for license.

In case of improvements deriving from Project A, the same terms as presented herein will apply, but without further upfront payments.

Enforcement, prosecution and infringement

Tiziana shall have primary responsibility, for the preparation, filing, prosecution, maintenance and enforcement of the Licensed Patents, at its own expense and using attorneys of its choice. TTF will have the opportunity to review and provide comment on any such prosecution in advance of filing any paper in a patent office. Licensee shall have the first right (but not the obligation), at its own expense and with legal counsel of its own choice, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Licensed Patents by any product or service that competes with a Licensed Product, as reasonably determined by Licensee. Licensor shall take all actions necessary to assist Licensee in any suit, including joining in such suit as a party if legally required, at Licensee’s expense. Licensor shall have the right, at its own expense, to be represented in any such action by counsel of Licensor’s own choice; provided, however, that the foregoing shall not affect the right of Licensee to control the suit. If Licensee exercises its right to sue, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensor shall receive an amount equal to ten percent (10%) of such funds and the remaining ninety percent (90%) of such funds shall be retained by Licensee.

If Licensee does not take action in the prosecution, prevention, or termination of any infringement and has not commenced negotiations with the infringer for the discontinuance of said infringement, within ninety (90) calendar days after receipt of notice to Licensee by Licensor of the existence of an infringement, Licensor may elect to do so. Should Licensor elect to bring suit against an infringer Licensee shall take all actions necessary to assist Licensor in any suit, including joining in such suit as a party if legally required, at Licensor’s expense. If Licensor exercises its right to sue, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensee shall receive an amount equal to ten percent (10%) of such funds and the remaining ninety percent (90%) of such funds shall be retained by Licensor.

Representations and Warranties	The Parties represent, warrant and covenant to each other that: (a) the execution and delivery of the License Agreement and the performance of the transactions to be contemplated therein will be duly authorized by all respective appropriate corporate action; (b) the License Agreement will be legal and valid obligation binding upon themselves and enforceable in accordance with its terms, and the execution, delivery and its performance will not be in conflict with any agreement, instrument or understanding to which the Parties themselves are, respectively, a party or by which they are bound;

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Licensor represents and warrants to Licensee that: (i) it has the full right and legal capacity to grant the rights to be granted to Licensee; (ii) the Licensed Patents have been filed in good faith and prosecuted as of the date of execution of this Term Sheet; (iii) to Licensor’s knowledge, Licensor is the owner of entire right, title and interest’in and to the Licensed Patents; and (iv) as of the date of execution of this Term Sheet, Licensor has not licensed or transferred to any person, including its affiliates, any rights under the Licensed Patents. (Licensor makes no warranties that the Licensed Patents do not infringe other intellectual property rights)

Except as expressly set forth above, neither Party makes any representation or extends any warranties of any kind, either express or implied nor will make any representations or extend any warranties of any kind in the License Agreement. There are no and there will not be in the License Agreement express or implied warranties of merchantability or fitness for a particular purpose, or of non-infringement of any patent, copyright, trademark, or other rights of third parties, or as to the success or likelihood of success of the research, development or commercialization of licensed products under this agreement,

Liability and Indemnification

or any other express or implied warranties. Except with respect to matters for which Licensee is obligated to indemnify Licensor, as established below, neither party will be liable to the other with respect to the License. Licensor’s aggregate liability for all damages of any kind arising out of or relating to the License Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed the amounts paid to Licensor under the License Agreement.

Licensee shall indemnify, defend and hold harmless the Licensor from and against any and all losses, damages, fees, expenses, settlement amounts and costs relating to or in connection with a third party claim arising out of: (a) any breach by Licensee of its representations, warranties or covenants made under the License Agreement; (b) any actual or alleged death, personal bodily injury or damage to real or tangible personal property claimed to result, directly or indirectly, from the possession, use or consumption of, or treatment with, the Licensed Product made or sold by or on behalf of Licensee or its affiliates or sublicensees, including any product liability claims; (c) an infringement of a third party’s intellectual property rights; (d) the performance of the sublicense agreements.

Licensor cannot indemnify Licensee.

Confidentiality

The Parties undertake to keep strictly confidential the existence and the contents of this Term Sheet.

In the event that the License Agreement is not executed the Parties must observe the obligations of confidentiality established herein for a period three (3) years running from the date of execution of this Term Sheet.

Law and Jurisdiction	This Term Sheet is governed by the Italian Laws. For any disputes arising from this Term Sheet the Court of Milan (Italian Jurisdiction) will be exclusively competent. The above provisions regarding law and jurisdiction shall be set forth in the License Agreement.

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Agreed and accepted

Tiziana	TTF

/s/ Gabriele Cerrone	/s/ Daniela Bellomo
Gabriele Cerrone	Daniela Bellomo
Chairman	Managing Director

/s/ Pier Giuseppe Pelicci
Pier Giuseppe Pelicci
President